Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Sanchez Energy Corporation:

We consent to the use of our report dated January 18, 2017, with respect to Anadarko Petroleum Corporation’s Statements of Revenue and Direct Operating Expenses for the oil and gas assets in Dimmit, LaSalle, Maverick, Webb and Zavala Counties (the Eagleford Properties) as of December 31, 2015 and 2014, and nine months ended September 30, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
KPMG LLP

Houston, Texas
January 31, 2017